UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2025

CARTESIAN THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37798	26-1622110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7495 New Horizon Way, Frederick, MD 21703
(Address of principal executive offices)(Zip Code)

(301) 348-8698
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (Par Value $0.0001)	RNAC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 2, 2025, the Board of Directors (the “Board”) of Cartesian Therapeutics, Inc. (the “Company”) appointed June Seymour as the Company’s Chief Accounting Officer, effective upon the commencement of Ms. Seymour’s full-time employment with the Company on October 27, 2025 (the “Effective Date”).
Ms. Seymour, age 48, brings over two decades of financial leadership experience in the life sciences sector. She most recently served as Senior Vice President, Finance and Accounting at DNAnexus, Inc. since May 2024, and prior to that was Vice President, Finance at Neogene Therapeutics Inc., where she led her team through the company’s sale to AstraZeneca and post-acquisition integration between January 2022 and May 2024. From 2019 to 2022, Ms. Seymour held roles of increasing responsibility at Autolus Ltd., including Executive Director, Finance, and Senior Director, Financial Reporting. Earlier in her career, from 2003 to 2019, she was a Senior Manager at Ernst & Young LLP in London, specializing in U.S. transactions involving European life sciences companies. Ms. Seymour holds a Bachelor of Science in Business Administration and Accountancy from Methodist University and is a Certified Public Accountant.
In connection with Ms. Seymour’s appointment as Chief Accounting Officer of the Company, the Company entered into an employment agreement with Ms. Seymour (the “Employment Agreement”) that will commence on the Effective Date. Under the terms of the Employment Agreement, Ms. Seymour is entitled to receive an annual base salary of $385,000 and Ms. Seymour will be eligible for an annual performance bonus targeted at 35% of her annual base salary (which, for the 2025 fiscal year, will be prorated based on the Effective Date).
If Ms. Seymour’s employment is terminated without “cause” or she resigns for “good reason,” as such terms are defined in the Employment Agreement, she shall be entitled to receive, subject to her continued compliance with a separate restrictive covenant agreement and timely execution of a separation and release agreement with the Company that includes non-competition covenants, (i) continued base salary payments for a period of six months following her termination, (ii) a pro-rata portion of her annual bonus for the year of termination, based on actual performance or, if the termination occurs during the first quarter of the calendar year, based on her target bonus, and (iii) direct payment of, or reimbursement for, continued medical, dental and/or vision coverage pursuant to COBRA for up to six months. The Company must provide Ms. Seymour 30 days’ notice, or pay in lieu of notice, in the event the Company terminates her for any reason other than for cause.
Ms. Seymour has also agreed to refrain from (i) engaging in competition with the Company while employed and following her termination of employment other than due to a layoff or by the Company without cause for a period of 12 months, (ii) soliciting customers, suppliers, vendors or other business partners of the Company while employed and for a period of 12 months following her termination of employment for any reason, and (iii) soliciting employees of the Company while employed and for a period of 12 months following her termination for any reason.
Pursuant to the Employment Agreement, Ms. Seymour is entitled to receive a sign-on bonus in the amount of $80,000 and was granted an option to purchase 50,000 shares of the Company’s common stock, par value $0.0001 per share, at an exercise price equal to the closing price per share of the Company’s common stock on the grant date (which will be the Effective Date). The option will vest over a four-year period, with 25% vesting 12 months from the grant date and the remaining 75% vesting in three equal annual installments thereafter, subject to Ms. Seymour’s continued employment with the Company on each vesting date.
Also in connection with her appointment as Chief Accounting Officer, Ms. Seymour has entered into the Company’s standard form of indemnification agreement for executives.
There are no arrangements or understandings between Ms. Seymour and any other person pursuant to which she was selected as an officer, and there are no family relationships between Ms. Seymour and any of the Company’s directors or executive officers. Ms. Seymour has no direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under Item 404(a) of Regulation S-K.
Blaine Davis, the Company’s Chief Financial Officer, will continue to be designated as both the Company's principal financial officer and principal accounting officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARTESIAN THERAPEUTICS, INC.

Date: October 8, 2025	By:	/s/ Carsten Brunn, Ph.D.
Carsten Brunn, Ph.D.
President and Chief Executive Officer